Exhibit 99.1

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Fourth Quarter 2012 Conference Call

Prepared Remarks

January 25, 2013

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (                    ); I will be your conference call operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s Quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (                    ), and thanks everyone for joining us today. I hope you had a chance to review our most recent press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO, of Bryn Mawr Bank Corporation, has some comments on the quarter and our strategic initiatives. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 10022593. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include, but are not limited to, the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, outlook, project, outlook, forecast, are optimistic, are looking, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, located on our website. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, and thank you everyone for joining us today.

I hope you have all had time to review our earnings press release that we issued after the market close yesterday. We reported record earnings of $21.1 million, or $1.60 per diluted share for the twelve months ended December 31, 2012 as compared to $19.6 million, or $1.54 per diluted share for the same period in 2011. I think it’s important to mention that we were able to achieve these encouraging results even with pre-tax due diligence and merger-related expenses of $2.6 million for 2012, as compared to $537 thousand for 2011. Net income for the three months ended December 31, 2012, was $5.3 million as compared to $5.0 million for the same period in 2011. Diluted earnings per share of $0.40 for the fourth quarter of 2012 increased $0.02 from the same period in 2011.

The excellent results for 2012 were largely driven by a 38% increase in Wealth Management revenue and a 168% increase in mortgage banking gains for 2012 as compared to 2011. In addition, our two strategic transactions during the year: the acquisition of the Davidson Trust Company on May 15th and the acquisition of loan and deposit accounts, as well as a branch location from the First Bank of Delaware on November 17th, have begun to produce the positive results we had anticipated. We believe the Corporation is well-positioned to continue this positive momentum into 2013.

On December 21, 2012, the Corporation opened its newest branch in Bala Cynwyd, Pennsylvania, just outside of Philadelphia. We now have 19 full-service branches serving clients in Chester, Delaware and Montgomery counties of Pennsylvania and New Castle county in the state of Delaware.

Total assets, as of December 31, 2012 were $2.04 billion, as compared to $1.77 billion as of December 31, 2011. Total portfolio loans and leases, as of December 31, 2012, totaled $1.40 billion, an increase of $103 million from December 31, 2011. This increase in our loan portfolio was largely related to the loans acquired from the First Bank of Delaware, which accounted for $80 million of the portfolio at year-end.

Revenue for wealth management services for the three months ended December 31, 2012 increased 32.7% to $8.4 million from $6.3 million generated in the same period in 2011. Assets under management, administration, supervision and brokerage as of December 31, 2012 were $6.69 billion, an increase of $1.86 billion from December 31, 2011. The acquisition of the Davidson Trust Company initially added approximately $1.0 billion to assets under management, while organic growth and market appreciation accounted for the remainder of the growth during the year. The other major contributor to the growth of noninterest income for the three months ended December 31, 2012, as compared to the same period in 2011, was gain on sale of mortgage loans which increased $1.7 million between the periods. The volume of residential mortgage loans sold for the three months ended December 31, 2012, increased $49.6 million, or 224.7%, from the same period in 2011. The continuing low interest-rate environment was the primary driver for this trend.

Net interest income for the fourth quarter of 2012 increased 5.9%, as compared to the same period in 2011. This significant increase, in light of the current low-interest rate environment, was partially the result of the addition of the First Bank of Delaware loans, as well as the Corporation’s strategic decision to prepay $22.5 million of subordinated debt during the third and fourth quarters of 2012. In addition, our deposit pricing strategy was a key factor that contributed to the 19 basis point decrease in rate paid on interest-bearing deposits between the periods.

Non-interest expense increased $4.4 million for the three months ended December 31, 2012, as compared to the same period in 2011. Contributing to this increase were increases in due diligence and merger-related expenses and salaries and wages, which were primarily due to the addition of the Davidson Trust Company offices as well as the branch and lending staff from the First Bank of Delaware. Additionally, the increased mortgage banking activity mentioned previously resulted in a significant increase in the incentive-based compensation related to that activity. Other operating expenses saw an increase $602 thousand for the three months ended December 31, 2012 as compared to the same period in 2011. This increase included $388 thousand in unamortized costs and prepayment penalties related to the early extinguishment of subordinated debt during the fourth quarter of 2012.

The tax-equivalent net interest margin declined 5 basis points to 3.86% for the fourth quarter of 2012 from 3.91% for the same period in 2011 as increases in the average balances of interest-earning assets and interest-bearing liabilities were tempered by decreases in the yields earned and rates paid on them, respectively.

Deposits grew significantly during 2012, increasing $252 million from December 31, 2011. Core deposit growth of $274 million, which includes all non-maturity retail deposits, was partially offset by decreases of $31 million in wholesale deposits. Non-interest bearing deposits continue to be strong, representing 24.5% of our total deposits as of December 31, 2012. Largely contributing to the growth in deposits during 2012 was the $70 million of deposits acquired from the First Bank of Delaware.

Nonperforming loans and leases as of December 31, 2012 were 1.06% of total portfolio loans and leases, as compared to 1.11% as of December 31, 2011. The provision for loan and lease losses for the three months ended December 31, 2012 was $1.0 million, as compared with $1.1 million for the same period in 2011.

The allowance for loan and lease losses of $14.4 million as of December 31, 2012 represented 1.03% of portfolio loans and leases. The $1.7 million increase from December 31, 2012 is reflective of the growth of the Corporation’s loan portfolio and management’s analysis of qualitative factors affecting the loan portfolio.

Although the Bank and the Corporation’s capital ratios remain at levels well above the regulatory minimum to be considered “well capitalized,” our tangible equity ratio fell below our target level of 8% as of December 31, 2012. This drop was related to the greater-than-expected balance sheet growth during the year, the early extinguishment of our subordinated debt, the additional goodwill added from the Davidson Trust and First Bank of Delaware transactions, and the annual comprehensive loss adjustment related to the Corporation’s pension plans. We anticipate that these ratios should return to our 8% internal target within six months, through retained earnings.

I am pleased to announce that on January 24, 2013, the Board of Directors of the Corporation declared a quarterly dividend of $0.17 per share, an increase of $0.01, or 6.3%, from the previous quarter’s dividend. The dividend is payable March 1, 2013, to shareholders of record as of February 5, 2013.

In summary:

•	Our business model is solid and we expect continued strong performance in 2013.

•	We have a strong brand, great reputation and a loyal client base.

•	We will seek opportunities to expand in the state of Delaware in order to complement our recently opened branch in Wilmington, which was acquired from the First Bank of Delaware.

•	We are committed to investing in growth opportunities today for anticipated earnings growth tomorrow.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?